Exhibit “5.1”

RICHARD FEINER

ATTORNEY AT LAW
381 Park Avenue South
Of Counsel	16th Floor
Silverman Shin	New York, New York 10016
Byrne & Gilchrest PLLC	(212) 779-8600
Fax: (917) 720-0863
E-Mail RFeiner@Silverfirm.com

April 28, 2014

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, New Jersey 07647

Re: Elite Pharmaceuticals, Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for Elite Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with your filing of a Registration Statement on Form S-3 as amended to Form S-1 (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $40,000,000 aggregate offering amount of shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), by the Company, to be sold by Lincoln Park Fund, LLC, as listed in the Registration Statement under “Selling Shareholder.” I understand that the Shares are to be offered and sold in the manner described in the Registration Statement pursuant to a Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC dated April 10, 2014 (the “Purchase Agreement”).

I have examined such documents and considered such legal matters as I have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, I have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.          The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I can give no assurance that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

B.          I have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that I have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

C.          I have assumed without verification the accuracy and completeness of all corporate records made available to me by the Company.

D.          I do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Nevada Revised Code. I am not a member of the Bar of the State of Nevada and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the Nevada Revised Code, I have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to me.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to me under the caption “Legal Matters” in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
s/Richard Feiner
Richard Feiner